Exhibit 99.1

NEWS RELEASE
804 EAST GATE DRIVE, SUITE 200, MOUNT LAUREL, NJ 08054
FOR IMMEDIATE RELEASE
InTest Reports Orders Improved 10% and Gross Margin Expanded
110 basis points Sequentially to 42.6% for Second Quarter 2025
•Orders1 improved 6%, or $1.6 million, year-over-year reflecting strength in auto/EV and life sciences, driven by Alfamation; sequentially orders grew $2.4 million as demand increased across all markets, except the semiconductor market
•Revenue increased 6% sequentially to $28.1 million
•Further reduced total debt by $1.7 million from March 31, 2025
•Narrowed operating loss for the quarter to $0.9 million and net loss to $0.5 million; Adjusted EBITDA2 was $1.3 million
•Continuing to hold strong market position and control costs while customers remain cautious

MT. LAUREL, NJ – August 6, 2025 -- InTest Corporation (NYSE American: INTT), a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets which include semiconductor (“semi”), automotive/EV, defense/aerospace, industrial, life sciences, and safety/security, today announced financial results for the second quarter of 2025 ended June 30, 2025.
Nick Grant, President and CEO, commented, “Against a backdrop of ongoing global economic and tariff uncertainties with customers remaining hesitant to commit to capital projects, we stayed focused on executing our VISION 2030 Growth Strategy, driving innovation, market diversification and geographic expansion to strengthen our position when market conditions improve. During the second quarter, recently introduced products continued to gain traction; we added new customers; and further expanded our channel network. In addition, orders of $27.8 million improved over both the prior year and trailing quarters reflecting renewed purchasing among automotive customers. Alfamation achieved its highest level of orders since joining InTest. Through the actions we’ve taken to protect our gross margin, diligently control discretionary spending and reduce non-strategic expenses, we significantly narrowed the operating and net loss from the first quarter.”
Mr. Grant continued, “InTest’s funnel of opportunities increased to a new all-time high as our customers recognize our innovative solutions are integral to their long-term capital plans, which reinforces our confidence that fundamentals in our target markets remain intact. To preserve our strong market positions and emerge from this downturn even stronger, we continue to invest in new products with a focus on moving up the value chain for our customers and advancing our ‘in-the-region for-the-region’ manufacturing strategy.”
1 Orders is a key performance metric. See “Key Performance Indicators” below for important disclosures regarding InTest’s use of these metrics.
2 Adjusted EBITDA is a non-GAAP financial measure. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.
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InTest Reports Orders Improved 10% and Gross Margin Expanded 110 basis points Sequentially to 42.6% for Second Quarter 2025

August 6, 2025
Second Quarter 2025 Review (see revenue by market and by segments in accompanying tables)

	Three Months Ended
($ in thousands except percentages and per share data)			Change			Change
	June 30,	June 30,			March 31,
	2025	2024	$	%	2025	$	%
Revenue	$28,130	$33,991	$(5,861)	(17.2)%	$26,637	$1,493	5.6%
Gross profit	$11,973	$13,797	$(1,824)	(13.2)%	$11,056	$917	8.3%
Gross margin	42.6%	40.6%			41.5%
Operating expenses (including intangible amortization & restructuring)	$12,900	$13,461	$(561)	(4.2)%	$13,937	$(1,037)	(7.4)%
Operating (loss) income	$(927)	$336	$(1,263)	n/m	$(2,881)	$1,954	n/m
Operating margin	(3.3%)	1.0%			(10.8%)
Net (loss) earnings	$(503)	$230	$(733)	n/m	$(2,329)	$1,826	n/m
Net margin	(1.8%)	0.7%			(8.7%)
(Loss) earnings per diluted share (“EPS”)	$(0.04)	$0.02	$(0.06)	(300.0)%	$(0.19)	$0.15	78.9%
Adjusted net (loss) earnings (Non-GAAP)[3]	$417	$959	$(542)	(56.5)%	$(1,389)	$1,806	n/m
Adjusted EPS (Non-GAAP)[3]	$0.03	$0.08	$(0.05)	(62.5)%	$(0.11)	$0.14	n/m
Adjusted EBITDA (Non-GAAP)[3]	$1,262	$2,154	$(892)	(41.4)%	$(887)	$2,149	n/m
Adjusted EBITDA margin (Non-GAAP)[3]	4.5%	6.3%			(3.3%)
n/m - not meaningful
Sequentially, revenue for the second quarter was up $1.5 million over the first quarter as sales in semi increased $1.2 million, industrial and defense/aerospace grew $0.8 million each, and safety/security rose $0.3 million. This growth more than outpaced the combined decline of $1.6 million across life sciences, auto/EV and other markets.
Compared with the prior-year period, second quarter revenue was down $5.9 million, primarily due to a $4.9 million decline in auto/EV sales, and slight declines in life sciences, defense/aerospace and other markets. This was partially offset by increases in industrial, safety/security and semi, where the increase in back-end sales outpaced the decline in front-end.
Sequentially, gross margin increased 110 basis points based on higher volume and ongoing cost reductions.
Gross margin was 42.6% in the second quarter, a 200-basis point improvement compared with the prior-year period, primarily due to favorable product mix and cost reduction efforts.
Sequentially, operating expenses decreased $1.0 million due to ongoing cost reduction efforts, including the recently announced leadership transition. Operating expenses decreased $0.6 million from the prior-year period primarily as a result of cost reduction efforts and reduced corporate development costs.
Net loss for the quarter was $0.5 million, or $(0.04) per diluted share. Adjusted net earnings (Non-GAAP)3 were $0.4 million, or $0.03 adjusted EPS (Non-GAAP)3.
3 Adjusted net earnings, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.
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InTest Reports Orders Improved 10% and Gross Margin Expanded 110 basis points Sequentially to 42.6% for Second Quarter 2025

August 6, 2025
Balance Sheet and Cash Flow Review
Cash and cash equivalents at the end of the second quarter of 2025 were $19.2 million, down $2.8 million from the end of the first quarter. During the quarter, the Company reduced total debt by $1.7 million from March 31, 2025 to $10.1 million and used $0.7 million in operations primarily for working capital investments. Capital expenditures were $0.5 million in the second quarter of 2025.

At June 30, 2025, the Company had $30.0 million available under its delayed draw term loan facility and no borrowings under the
$10.0 million revolving credit facility. On August 5, 2025, the Company entered into a covenant waiver agreement with its U.S. based lender through the first quarter 2026 in exchange for pledging cash equal to U.S. debt outstanding. At June 30, 2025, the Company held $5.9 million of U.S. based debt.
Second Quarter 2025 Orders1 and Backlog4 (see orders by market in accompanying tables)

	Three Months Ended
			Change			Change
	June 30,	June 30,			March 31,
($ in thousands except percentages)	2025	2024	$	%	2025	$	%
Orders	$27,759	$26,182	$1,577	6.0%	$25,349	$2,410	9.5%
Backlog (at quarter end)	$37,861	$47,672	$(9,811)	(20.6)%	$38,232	$(371)	(1.0)%
Second quarter orders of $27.8 million grew $1.6 million, or 6.0%, versus the prior-year period, and $2.4 million, or 9.5%, compared with the first quarter. The year-over-year increase reflects strength in auto/EV, life sciences, industrial and safety/security markets while orders slowed in semi and defense/aerospace markets.
Sequentially, the 9.5% increase in orders was primarily driven by auto/EV and life sciences, as well as safety/security, defense/aerospace, industrial and other markets. These increases outpaced the decline is semi where the market remains slow.
Backlog at June 30, 2025, was $37.9 million, slightly below the March 31, 2025 level. Approximately 50% of the backlog is expected to ship beyond the third quarter of 2025.
Focusing Outlook on Forward Quarter
Mr. Grant concluded, "We continue to make progress on our VISION 2030 Growth Strategy by adding new customers, expanding our market reach and innovating to drive our value proposition. We are especially encouraged with wins we have seen in auto/EV, life sciences and defense/aerospace. While visibility remains limited amid persistently weak market conditions for capital investment, most notably in the digital/analog semi industry, we still expect to deliver growth quarter over quarter in 2025, albeit at a slower pace than we had originally anticipated at the start of the year.”
Third quarter 2025 revenue is forecasted to be $28 million to $30 million with gross margin similar to the second quarter and operating expenses of $12.6 million to $13.1 million, which excludes approximately $0.1 million in Videology and other restructuring expenses.
The foregoing guidance is based on management’s current views with respect to operating and market conditions and customers’ forecasts. It also assumes macroeconomic conditions remain unchanged through the third quarter. Actual results may differ materially from what is provided here today as a result of, among other things, the factors described under “Forward-Looking Statements” below.
Conference Call and Webcast
The Company will host a conference call and webcast today at 8:30 a.m. ET. During the conference call, management will review the financial and operating results and discuss InTest’s corporate strategy and outlook. A question-and-answer session will follow. To listen to the live call, dial (201) 689-8263. In addition, the webcast and slide presentation may be found at intest.com/investor-relations.
A telephonic replay will be available from 12:30 p.m. ET on the day of the call through Wednesday, August 20, 2025. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13754235. The webcast replay can be accessed via the investor relations section of intest.com, where a transcript will also be posted once available.
4 Backlog is a key performance metric. See “Key Performance Indicators” below for important disclosures regarding InTest’s use of these metrics.
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InTest Reports Orders Improved 10% and Gross Margin Expanded 110 basis points Sequentially to 42.6% for Second Quarter 2025

August 6, 2025
About InTest Corporation
InTest Corporation is a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets including both the front-end and back-end of the semiconductor manufacturing industry (“semi”), automotive/EV, defense/aerospace, industrial, life sciences and safety/security. Backed by decades of engineering expertise and a culture of operational excellence, InTest solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. InTest’s growth strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, customer penetration and market expansion. For more information, visit https://www.intest.com/.
Non-GAAP Financial Measures
In addition to disclosing results that are determined in accordance with generally accepted accounting practices in the United States (“GAAP”), we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of adjusted net earnings, adjusted earnings per diluted share (“adjusted EPS”), adjusted EBITDA, and adjusted EBITDA margin.
The Company defines these non-GAAP measures as follows:
─Adjusted net earnings is derived by adding acquired intangible amortization, acquired inventory step-up expense, and restructuring costs adjusted for the related income tax expense (benefit), to net earnings.
─Adjusted earnings per diluted share is derived by dividing adjusted net earnings by diluted weighted average shares outstanding.
─Adjusted EBITDA is derived by adding acquired intangible amortization, acquired inventory step-up expense, restructuring costs, net interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings.
─Adjusted EBITDA margin is derived by dividing adjusted EBITDA by revenue.
These results are provided as a complement to the results provided in accordance with GAAP. Adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization, restructuring costs and inventory step-up charges as management believes these expenses may not be indicative of our underlying operating performance. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures presented primarily as a measure of liquidity as they exclude non-cash charges for acquired intangible amortization, acquired inventory step-up, depreciation and stock-based compensation. In addition, adjusted EBITDA and adjusted EBITDA margin also exclude the impact of restructuring costs, interest income or expense and income tax expense or benefit, as management believes these expenses may not be indicative of our underlying operating performance.
Management’s Use of Non-GAAP Measures
The non-GAAP financial measures presented in this press release are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. Reconciliations from net earnings and earnings per diluted share (EPS) to adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) and from net earnings and net margin to adjusted EBITDA and adjusted EBITDA margin, are contained in the tables below.
Management believes these Non-GAAP financial measures are important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. Non-GAAP measures as presented in this press release may differ from and may not be comparable to similarly titled measures used by other companies.
Key Performance Indicators
In addition to the foregoing non-GAAP measures, management uses orders and backlog as key performance metrics to analyze and measure the Company’s financial performance and results of operations. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent written communications received from customers requesting the Company to provide products and/or services. Backlog is calculated based on firm purchase orders we receive for which revenue has not yet been recognized. Management believes
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InTest Reports Orders Improved 10% and Gross Margin Expanded 110 basis points Sequentially to 42.6% for Second Quarter 2025

August 6, 2025
tracking orders and backlog are useful as they are often leading indicators of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.
Given that each of orders and backlog are operational measures and that the Company’s methodology for calculating orders and backlog does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management’s current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “believe,” “continue,” “expects,” “guidance,” “may,” “outlook,” “opportunities,” “will,” “plan,” “forecasts,” “strategy,” “target,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its VISION 2030 Growth Strategy, realize the potential benefits of acquisitions and successfully integrate any acquired operations, grow the Company’s presence in its key target and international markets, manage supply chain challenges, convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates; changes in the demand for semiconductors; access to capital and the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events, except as required by law.
Contacts:

InTest Corporation	Investors:
Duncan Gilmour	Jody Burfening / Alex Villalta
Chief Financial Officer and Treasurer	Alliance Advisors IR
Tel: (856) 505-8999	avillalta@allianceadvisors.com
Tel: (212) 838-3777

– FINANCIAL TABLES FOLLOW –
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InTest Reports Orders Improved 10% and Gross Margin Expanded 110 basis points Sequentially to 42.6% for Second Quarter 2025

August 6, 2025
InTest Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2025	2024	2025	2024
Revenue	$28,130	$33,991	$54,767	$63,815
Cost of revenue	16,157	20,194	31,738	36,942
Gross profit	11,973	13,797	23,029	26,873

Operating expenses:
Selling expense	3,829	4,105	8,376	8,695
Engineering and product development expense	2,245	2,218	4,693	4,200
General and administrative expense	5,760	6,241	11,576	11,658
Amortization of acquired intangible assets	850	897	1,663	1,492
Restructuring costs	216	—	529	—
Total operating expenses	12,900	13,461	26,837	26,045

Operating (loss) income	(927)	336	(3,808)	828
Interest expense	(119)	(253)	(271)	(393)
Other income	463	213	707	648

(Loss) earnings before income tax (benefit) expense	(583)	296	(3,372)	1,083
Income tax (benefit) expense	(80)	66	(540)	191

Net (loss) earnings	$(503)	$230	$(2,832)	$892

(Loss) earnings per common share:
Basic	$(0.04)	$0.02	$(0.23)	$0.07
Diluted	$(0.04)	$0.02	$(0.23)	0.07

Weighted average common shares outstanding:
Basic	12,215,258	12,234,599	12,197,338	12,130,480
Diluted	12,215,258	12,330,280	12,197,338	12,244,289
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InTest Reports Orders Improved 10% and Gross Margin Expanded 110 basis points Sequentially to 42.6% for Second Quarter 2025

August 6, 2025
InTest Corporation
Consolidated Balance Sheets

	June 30, 2025	December 31, 2024
(In thousands, except share and per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,248	$19,830
Trade accounts receivable, net of allowance for credit losses of $464 and $423, respectively	23,349	29,495
Inventories	27,610	26,837
Prepaid expenses and other current assets	4,640	2,650
Total current assets	74,847	78,812
Property and equipment, net of accumulated depreciation of $9,513 and $8,830, respectively	4,677	4,457
Right-of-use assets, net	10,071	10,767
Goodwill	32,437	30,744
Intangible assets, net	26,647	26,376
Deferred tax assets	—	67
Other assets	974	1,065
Total assets	$149,653	$152,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6,426	$7,494
Current portion of operating lease liabilities	2,100	1,989
Accounts payable	6,981	7,991
Customer deposits and deferred revenue	5,598	4,989
Accrued expenses and other current liabilities	9,853	9,485
Total current liabilities	30,958	31,948
Operating lease liabilities, net of current portion	8,316	9,021
Long-term debt, net of current portion	3,667	7,538
Contingent consideration, net of current portion	441	825
Deferred revenue, net of current portion	1,367	1,432
Deferred tax liabilities	525	—
Other liabilities	1,787	1,734
Total liabilities	47,061	52,498
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 20,000,000 shares authorized; 12,559,753 and 12,457,658 shares issued, respectively; 12,477,676 and 12,378,276 shares outstanding, respectively	125	124
Additional paid-in capital	58,604	57,658
Retained earnings	42,255	45,087
Accumulated other comprehensive earnings (loss)	2,567	(2,137)
Treasury stock, at cost; 82,077 and 79,382 shares, respectively	(959)	(942)
Total stockholders’ equity	102,592	99,790
Total liabilities and stockholders’ equity	$149,653	$152,288
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InTest Reports Orders Improved 10% and Gross Margin Expanded 110 basis points Sequentially to 42.6% for Second Quarter 2025

August 6, 2025
InTest Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) earnings	$(2,832)	$892
Adjustments to reconcile net (loss) earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	3,306	2,806
Provision for excess and obsolete inventory	304	306
Amortization of deferred compensation related to stock-based awards	858	913
Deferred income tax expense	205	347
Other non-cash reconciling items	(383)	47
Changes in assets and liabilities:
Trade accounts receivable	6,865	(5,693)
Inventories	203	1,966
Prepaid expenses and other current assets	(438)	1,296
Other assets	(36)	(118)
Operating lease liabilities	(966)	(765)
Accounts payable	(898)	(1,899)
Customer deposits and deferred revenue	272	(861)
Domestic and foreign income taxes payable	(883)	(851)
Deferred revenue, net of current portion	(65)	(75)
Accrued expenses and other liabilities	(665)	(1,326)
Net cash provided by (used in) operating activities	4,847	(3,015)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	—	(18,727)
Purchases of property and equipment	(691)	(656)
Net cash used in investing activities	(691)	(19,383)
CASH FLOWS FROM FINANCING ACTIVITIES
(Repayments of short-term borrowings, net of proceeds) proceeds from short-term borrowings	(3,613)	1,120
Repayments of long-term debt	(2,050)	(3,129)
Proceeds from stock options exercised	18	116
Proceeds from shares sold under Employee Stock Purchase Plan	60	84
Settlement of employee tax liabilities in connection with treasury stock transaction	(17)	(41)
Net cash used in by financing activities	(5,602)	(1,850)
Effects of exchange rates on cash	864	(642)
Net cash used in all activities	(582)	(24,890)
Cash, cash equivalents and restricted cash at beginning of period	19,830	45,260
Cash and cash equivalents at end of period	$19,248	$20,370
Cash payments for:
Domestic and foreign income taxes	$145	$1,153
Interest	266	406

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Equity issued in conjunction with acquisition of business	$—	$2,086
Issuance of unvested shares of restricted stock awards	1,039	1,580
Forfeiture of shares of unvested restricted stock awards	(557)	(138)
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InTest Reports Orders Improved 10% and Gross Margin Expanded 110 basis points Sequentially to 42.6% for Second Quarter 2025

August 6, 2025
InTest Corporation
Revenue by Market
(Unaudited)

($ in thousands)	Three Months Ended
					Change				Change
	June 30,		June 30,				March 31,
	2025		2024		$	%	2025		$	%
Revenue
Semi	$10,192	36.2%	$10,124	29.8%	$68	0.7%	$8,995	33.8%	$1,197	13.3%
Auto/EV	5,862	20.8%	10,735	31.6%	(4,873)	(45.4)%	5,959	22.4%	(97)	(1.6)%
Defense/Aerospace	3,578	12.7%	3,682	10.8%	(104)	(2.8)%	2,828	10.6%	750	26.5%
Industrial	3,786	13.5%	3,415	10.0%	371	10.9%	3,021	11.3%	765	25.3%
Life Sciences	1,386	4.9%	2,194	6.5%	(808)	(36.8)%	1,688	6.3%	(302)	(17.9)%
Safety/Security	898	3.2%	792	2.3%	106	13.4%	564	2.1%	334	59.2%
Other	2,428	8.6%	3,049	9.0%	(621)	(20.4)%	3,582	13.4%	(1,154)	(32.2)%
	$28,130	100.0%	$33,991	100.0%	$(5,861)	(17.2)%	$26,637	100.0%	$1,493	5.6%
* Components may not add up to total due to rounding

Orders by Market
(Unaudited)

($ in thousands)	Three Months Ended
					Change				Change
	June 30,		June 30,				March 31,
	2025		2024		$	%	2025		$	%
Orders
Semi	$7,292	26.3%	$11,026	42.1%	$(3,734)	(33.9)%	$9,640	38.0%	$(2,348)	(24.4)%
Auto/EV	7,066	25.5%	4,721	18.0%	2,345	49.7%	5,061	20.0%	2,005	39.6%
Defense/Aerospace	2,499	9.0%	2,665	10.2%	(166)	(6.2)%	2,083	8.2%	416	20.0%
Industrial	4,680	16.9%	3,485	13.4%	1,195	34.3%	4,551	18.0%	129	2.8%
Life Sciences	2,863	10.3%	1,025	3.9%	1,838	179.3%	1,232	4.9%	1,631	132.4%
Safety/Security	1,173	4.2%	81	0.3%	1,092	1348.1%	675	2.7%	498	73.8%
Other	2,186	7.9%	3,179	12.1%	(993)	(31.2)%	2,107	8.3%	79	3.7%
	$27,759	100.0%	$26,182	100.0%	$1,577	6.0%	$25,349	100.0%	$2,410	9.5%
* Components may not add up to total due to rounding
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InTest Reports Orders Improved 10% and Gross Margin Expanded 110 basis points Sequentially to 42.6% for Second Quarter 2025

August 6, 2025
InTest Corporation
Segment Data
(Unaudited)

	Three Months Ended June 30, 2025
($ in thousands)	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated
Revenue	$13,733	$7,215	$7,182	$—	$28,130
Cost of revenue	7,418	4,534	4,205	—	16,157
Other divisional costs	4,755	2,070	2,578	—	9,403
Division operating income	1,560	611	399	—	2,570
Acquired intangible amortization				850	850
Restructuring costs				216	216
Corporate expenses				2,431	2,431
Operating (loss) income	1,560	611	399	(3,497)	(927)
Interest expense				(119)	(119)
Other income				463	463
(Loss) earnings before income tax expense	$1,560	$611	$399	$(3,153)	$(583)

	Three Months Ended June 30, 2024
($ in thousands)	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated
Revenue	$16,159	$8,273	$9,559	$—	$33,991
Cost of revenue	9,462	5,016	5,716	—	20,194
Other divisional costs	4,954	2,264	2,873	—	10,091
Division operating income	1,743	993	970	—	3,706
Acquired intangible amortization				897	897
Corporate expenses				2,473	2,473
Operating income (loss)	1,743	993	970	(3,370)	336
Interest expense				(253)	(253)
Other income				213	213
Earnings (loss) before income tax expense	$1,743	$993	$970	$(3,410)	$296

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InTest Reports Orders Improved 10% and Gross Margin Expanded 110 basis points Sequentially to 42.6% for Second Quarter 2025

August 6, 2025
InTest Corporation
Segment Data
(Unaudited)

	Six Months Ended June 30, 2025
($ in thousands)	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated
Revenue	$26,992	$13,483	$14,292	$—	$54,767
Cost of revenue	14,731	8,697	8,310	—	31,738
Other divisional costs	10,020	4,430	5,376	—	19,826
Division operating income	2,241	356	606	—	3,203
Acquired intangible amortization				1,663	1,663
Restructuring costs				529	529
Corporate expenses				4,819	4,819
Operating (loss) income	2,241	356	606	(7,011)	(3,808)
Interest expense				(271)	(271)
Other income				707	707
(Loss) earnings before income tax expense	$2,241	$356	$606	$(6,575)	$(3,372)

	Six Months Ended June 30, 2024
($ in thousands)	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated
Revenue	$27,275	$15,101	$21,439	$—	$63,815
Cost of revenue	15,008	9,549	12,385	—	36,942
Other divisional costs	8,711	4,544	6,123	—	19,378
Division operating income	3,556	1,008	2,931	—	7,495
Acquired intangible amortization				1,492	1,492
Corporate expenses				5,175	5,175
Operating income (loss)	3,556	1,008	2,931	(6,667)	828
Interest expense				(393)	(393)
Other income				648	648
Earnings (loss) before income tax expense	$3,556	$1,008	$2,931	$(6,412)	$1,083

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InTest Reports Orders Improved 10% and Gross Margin Expanded 110 basis points Sequentially to 42.6% for Second Quarter 2025

August 6, 2025
InTest Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
Reconciliation of Net Earnings to Adjusted Net Earnings (Non-GAAP) and Earnings Per Diluted Share to Adjusted EPS (Non-GAAP):

	Three Months Ended
	June 30,	June 30,	March 31,
(in thousands except per share amounts)	2025	2024	2025
Net (loss) earnings	$(503)	$230	$(2,329)
Acquired intangible amortization	850	897	813
Restructuring costs	216	—	313
Tax effect of adjusting items	(146)	(168)	(186)
Adjusted net earnings (loss) (Non-GAAP)	$417	$959	$(1,389)

Diluted weighted average shares outstanding	12,246	12,330	12,179
(Loss) earnings per diluted share:
Net (loss) earnings	$(0.04)	$0.02	$(0.19)
Acquired intangible amortization	0.07	0.07	0.07
Restructuring costs	0.02	—	0.03
Tax effect of adjusting items	(0.01)	(0.01)	(0.02)
Adjusted EPS (Non-GAAP) *	$0.03	$0.08	$(0.11)
* Components may not add up to total due to rounding
Reconciliation of Net Earnings and Net Margin to Adjusted EBITDA (Non-GAAP) and Adjusted EBITDA Margin (Non-GAAP):

	Three Months Ended
	June 30,	June 30,	March 31,
(in thousands except percentage data)	2025	2024	2025
Net (loss) earnings	$(503)	$230	$(2,329)
Acquired intangible amortization	850	897	813
Net interest expense	30	41	37
Income tax (benefit) expense	(80)	66	(460)
Depreciation	314	356	316
Restructuring costs	216	—	313
Stock-based compensation	435	564	423
Adjusted EBITDA (Non-GAAP)	$1,262	$2,154	$(887)
Revenue	$28,130	$33,991	$26,637
Net margin	(1.8%)	0.7%	(8.7%)
Adjusted EBITDA margin (Non-GAAP)	4.5%	6.3%	(3.3%)
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